EXHIBIT 99.1

S&W Seed Company Renews
Share Buyback Program

For Immediate Release
Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matthew Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - November 4, 2014

S&W Seed Company (Nasdaq: SANW) today announced its Board of Directors has reinstated its common stock buyback program, which lapsed by its terms on June 30, 2014. The buyback program was initially authorized in 2013. Reinstating the program allows S&W to repurchase up to $2.0 million annually of its outstanding shares of common stock, but creates no legal obligation to do so. The amount and timing of repurchases, if any, will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors. Repurchases may be made on the open market, in block trades, or in privately negotiated transactions.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant, alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valleys of California, as well as in Southern Australia. The company has worldwide sales and distribution through a direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and in other filings made by the company with the Securities and Exchange Commission.